Exhibit 4.1

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

JEFFS’ BRANDS LTD

Convertible Promissory Note

Original Principal Amount: $2,850,000

Issuance Date: January 16, 2025

Number: JFBR-1

FOR VALUE RECEIVED, JEFFS’ BRANDS LTD, a company incorporated under the laws of the State of Israel (the “Company”), hereby promises to pay to the order of L.I.A. Pure Capital Ltd., or its registered assigns (the “Holder”), the amount set out above as the Original Principal Amount (or such lesser amount as reduced pursuant to the terms hereof pursuant to repayment, redemption, conversion or otherwise, the “Principal”) and the Payment Premium, as applicable, in each case when due, and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below) from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). Certain capitalized terms used herein are defined in Section (12). The Issuance Date is the date of the first issuance of this Convertible Promissory Note (as amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, this “Note”) regardless of the number of transfers and regardless of the number of instruments, which may be issued to evidence such Note. This Note was issued with a 10% original issue discount. The Company and the Holder are referred to herein at times, collectively, as the “Parties,” and each, a “Party.”

The Holder also has the option of converting on one or more occasions all or part of the then outstanding balance under this Note by delivering to the Company one or more Conversion Notices in accordance with Section 3 of this Note.

(1) GENERAL TERMS

(a) Maturity Date. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest, and any other amounts outstanding pursuant to the terms of this Note. The “Maturity Date” shall be 18 months from the Issuance Date, as may be extended at the option of the Holder. Other than as specifically permitted by this Note, the Company may not prepay or redeem any portion of the outstanding Principal and accrued and unpaid Interest.

(b) Interest Rate and Payment of Interest. Interest shall accrue on the outstanding Principal balance hereof at an annual rate equal to 8% (“Interest Rate”), which Interest Rate shall increase to an annual rate of 18% upon the occurrence of an Event of Default (for so long as such event remains uncured). Interest shall be calculated based on a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.

(c) Monthly Payments. If, any time after the Issuance Date set forth above, and from time to time thereafter, an Amortization Event has occurred, then the Company shall make monthly payments beginning on the 7th Trading Day after the Amortization Event Date and continuing on the same day of each successive Calendar Month until the entire outstanding principal amount shall have been repaid. Each monthly payment shall be in an amount equal to the sum of (i) $10% of the outstanding Principal in this Note (the “Amortization Principal Amount”), plus (ii) the Payment Premium in respect of such Amortization Principal Amount, and (iii) accrued and unpaid interest hereunder as of each payment date. The obligation of the Company to make monthly prepayments related to an Amortization Event shall cease (with respect to any payment that has not yet come due) if at any time after the Amortization Event (A) in the event of an Exchange Cap Event, the date the Company has obtained shareholder approval to increase the number of Ordinary Shares under the Exchange Cap and/or the Exchange Cap no longer applies, or (B) in the event of a Registration Event, the condition or event causing the Registration Event has been cured or the Holder is able to resell the Ordinary Shares issuable upon conversion of this Note in accordance with Rule 144 under the Securities Act, unless a subsequent Amortization Event occurs.

(d) Optional Redemption. The Company at its option shall have the right, but not the obligation, to redeem (“Optional Redemption”) early a portion or all amounts outstanding under this Note as described in this Section; provided, that the Company provides the Holder with written notice (each, a “Redemption Notice”) of its desire to exercise an Optional Redemption, which Redemption Notice (i) shall be delivered to the Holder after the close of regular trading hours on a Trading Day, and (ii) may only be given if the VWAP of the Ordinary Shares was less than the Fixed Price on the date such Redemption Notice is delivered, unless otherwise agreed by the Holder. Each Redemption Notice shall be irrevocable and shall specify the outstanding balance of the Note to be redeemed and the Redemption Amount. The “Redemption Amount” shall be an amount equal to (a) the outstanding Principal balance being redeemed by the Company plus (b) the Payment Premium in respect of such Principal amount plus (c) all accrued and unpaid interest, if any on such Principal amount. After receipt of a Redemption Notice, the Holder shall have ten (10) Trading Days (beginning with the Trading Day immediately following the date such Redemption Notice is delivered to the Holder in accordance with this term of this Section 1(d)) to elect to convert all or any portion of this Note. On the eleventh (11th) Trading Day following the delivery of the applicable Redemption Notice, the Company shall deliver to the Holder the Redemption Amount with respect to the Principal amount redeemed to the extent not converted and otherwise after giving effect to conversions or other payments made during such ten (10) Trading Day period.

(e) Payment Dates. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(f) Other than as specifically set forth in this Note, the Company shall not have the ability to make any early repayments without the consent or at the request of the Holder.

(g) Mandatory Registration. The Company shall prepare, and, as soon as practicable but in no event later than the Filing Deadline, file with the Commission the Registration Statement on Form F-3 covering the resale of all of the Underlying Shares. In the event that Form F-3 is unavailable for such a registration, the Company shall use such other form as is available for such a registration on another appropriate form reasonably acceptable to the Holder. The Registration Statement prepared pursuant hereto shall register for resale at least the number of Ordinary Shares equal to the Required Registration Amount determined as of the date the Registration Statement is initially filed with the Commission. The Company shall use its reasonable best efforts to have the Registration Statement declared effective by the Commission as soon as practicable, but in no event later than the Effectiveness Deadline.

(h) Non-Recourse. Except for the exercise of the Holder’s Warrant, all repayment obligations of the Company under this Note shall be strictly non-recourse. The sole and exclusive remedy of the Holder against the Company, its officers, directors, or shareholders for any breach of this Note, including non-payment of the Principal, any Payment Premium, if applicable and accrued Interest, shall be limited to the exercise of the Holder’s rights under the Holder’s Warrant and under this Note. The Holder acknowledges that the exercise of such rights shall be deemed full satisfaction of the Company’s obligations under this Note, regardless of whether the value realized from the Holder’s Warrant and/or the Ordinary Shares issued upon conversion in accordance with the provisions of this Note, is less than the outstanding Principal, any Payment Premium, if applicable and Interest.

(2) EVENTS OF DEFAULT.

(a) An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body) shall have occurred:

(i) The Company’s failure to pay to the Holder any amount of Principal, Redemption Amount, Payment Premium, Interest, or other amounts when and as due under this Note within five (5) Trading Days after such payment is due;

(ii) (A) The Company or any Subsidiary of the Company shall commence, or there shall be commenced against the Company or any Subsidiary of the Company any proceeding under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any Subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect relating to the Company or any Subsidiary of the Company, in any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty one (61) days; (B) the Company or any Subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; (C) or the Company or any Subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or all or substantially all of its property which continues undischarged or unstayed for a period of sixty one (61) days; (D) the Company or any Subsidiary of the Company makes a general assignment of all or substantially all of its assets for the benefit of creditors; (E) the Company or any Subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (F) the Company or any Subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; (G) the Company or any Subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or (H) any corporate or other action is taken by the Company or any Subsidiary of the Company for the purpose of effecting any of the foregoing;

(iii) The Company or any Subsidiary of the Company shall default, in any of its obligations under any note debenture, mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any Subsidiary of the Company in an amount exceeding $500,000, whether such indebtedness now exists or shall hereafter be created, and such default is not cured within the time prescribed by the documents governing such indebtedness or if no time is prescribed, within ten (10) Trading Days, and as a result, such indebtedness becomes or is declared due and payable;

(iv) A final judgment or judgments for the payment of money in excess of $500,000 in the aggregate are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $500,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or such Subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(v) The Ordinary Shares shall cease to be quoted or listed for trading, as applicable, on any Principal Market for a period of ten (10) consecutive Trading Days;

(vi) The Company’s (A) failure to deliver the required number of Ordinary Shares to the Holder within three (3) Trading Days after the applicable Share Delivery Date or (B) notice, written or oral, to any holder of this Note, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of all or a portion of this Note into Ordinary Shares that is tendered in accordance with the provisions of this Note;

(vii) The Company shall fail for any reason to deliver the payment in cash pursuant to a Buy-In (as defined below) within five (5) Business Days after such payment is due;

(viii) The Company’s failure to timely file with the Commission any Periodic Report on or before the due date of such filing as established by the Commission, it being understood, for the avoidance of doubt, that due date includes any permitted filing deadline extension under Rule 12b-25 under the Exchange Act;

(ix) Any waiver hereunder o shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;

(x) The Company uses the proceeds of the issuance of this Note, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulations T, U and X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof), or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose; or

(xi) The Company shall fail to observe or perform any material covenant, agreement or warranty contained in, or otherwise commit any material breach or default of any provision of this Note (except as may be otherwise covered by Sections (2)(a)(i) through (2)(a)(x) hereof), which is not cured or remedied within the time prescribed or if no time is prescribed within ten (10) Business Days.

(b) During the time that any portion of this Note is outstanding, if any Event of Default has occurred (other than an event with respect to the Company described in Section (2)(a)(ii)), the full unpaid Principal amount of this Note, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holder’s election given by notice pursuant to Section (5), immediately due and payable in cash; provided that, in the case of any event with respect to the Company described in Section (2)(a)(ii), the full unpaid Principal amount of this Note, together with accrued and unpaid interest and other amounts owing in respect thereof to the date of acceleration, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. Furthermore, in addition to any other remedies, the Holder shall have the right (but not the obligation) to convert, on one or more occasions all or part of the Note in accordance with Section (3) (and subject to the limitations set out in Section (3)(c)(i) and Section (3)(c)(ii)) at any time after an Event of Default has occurred and is continuing until all amounts outstanding under this Note have been repaid in full. The Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, (other than required notice of conversion) and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder in writing at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(3) CONVERSION OF NOTE. This Note shall be convertible into Ordinary Shares, on the terms and conditions set forth in this Section (3).

(a) Conversion Right. Subject to the limitations of Section (3)(c), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount into fully paid and nonassessable Ordinary Shares in accordance with Section (3)(b), at the Conversion Price. The number of Ordinary Shares issuable upon conversion of any Conversion Amount pursuant to this Section (3)(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price. The Company shall not issue any fraction of a Ordinary Share upon any conversion. All calculations under this Section (3) shall be rounded to the nearest $0.0001. If the issuance would result in the issuance of a fraction of a Ordinary Share, the Company shall round such fraction of a Ordinary Share up to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Ordinary Shares upon conversion of any Conversion Amount.

(b) Mechanics of Conversion.

(i) Optional Conversion. To convert any Conversion Amount into Ordinary Shares on any date (a “Conversion Date”), the Holder shall (A) transmit by email (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section (3)(b)(iii), surrender this Note to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Note in the case of its loss, theft or destruction). On or before the third (3rd) Trading Day following the date of receipt of a Conversion Notice (or such earlier date as required pursuant to the Exchange Act or other applicable law, rule or regulation for the settlement of a trade initiated on the applicable Conversion Date of such Ordinary Shares issuable pursuant to such Conversion Notice) (the “Share Delivery Date”), the Company shall (X) if legends are not required to be placed on certificates or the book-entry position of the Ordinary Shares and provided that the transfer agent of the Company (the “Transfer Agent”) is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, instruct such Transfer Agent to credit such aggregate number of Ordinary Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate or book-entry position, registered in the name of the Holder or its designee, for the number of Ordinary Shares to which the Holder shall be entitled which certificates shall not bear any restrictive legends unless required pursuant to rules and regulations of the Commission. If this Note is physically surrendered for conversion and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note representing the outstanding Principal not converted. The Person or Persons entitled to receive the Ordinary Shares issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such Ordinary Shares upon the transmission of a Conversion Notice.

(ii) Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Date to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of Ordinary Shares to which the Holder is entitled upon such Holder’s conversion of any Conversion Amount (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Ordinary Shares to deliver in satisfaction of a sale by the Holder of Ordinary Shares issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the Ordinary Shares so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Ordinary Shares) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Ordinary Shares to which the Holder is entitled with respect to such Conversion Notice and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Ordinary Shares multiplied by (B) the Closing Price on the Conversion Date.

(iii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(c) Limitations on Conversions.

(i) Beneficial Ownership. The Holder shall not have the right to convert any portion of this Note to the extent that after giving effect to such conversion, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of Ordinary Shares outstanding immediately after giving effect to such conversion. Since the Holder will not be obligated to report to the Company the number of Ordinary Shares it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of Ordinary Shares in excess of 4.99% of the then outstanding Ordinary Shares without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Principal amount of this Note is convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for a Principal amount of this Note that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum Principal amount permitted to be converted on such Conversion Date in accordance with Section (3)(a) and, any Principal amount tendered for conversion in excess of the permitted amount hereunder shall remain outstanding under this Note.

(ii) Principal Market Limitation. Notwithstanding anything in this Note to the contrary, the Company shall not issue any Ordinary Shares upon conversion of this Note, or otherwise, if the issuance of such Ordinary Shares, and any other related transactions that may be considered part of the same series of transactions, would exceed the aggregate number Ordinary Shares that the Company may issue in a transaction in compliance with the Company’s obligations under the rules or regulations of The Nasdaq Stock Market LLC (“Nasdaq”) and shall be referred to as the “Exchange Cap,” except that such limitation shall not apply if the Company’s stockholders have approved such issuances on such terms in excess of the Exchange Cap in accordance with the rules and regulations of Nasdaq.

(d) Other Provisions.

(i) All calculations under this Section (3) shall be rounded to the nearest $0.0001 or whole share.

(ii) So long as this Note remains outstanding, the Company shall have reserved from its duly authorized share capital, and shall have instructed the Transfer Agent to irrevocably reserve, the maximum number of Ordinary Shares issuable upon conversion of this Note (assuming for purposes hereof that (x) this Note is convertible at the Conversion Price as of the date of determination, and (y) any such conversion shall not take into account any limitations on the conversion of the Note set forth herein (the “Required Reserve Amount”)), provided that at no time shall the number of Ordinary Shares reserved pursuant to this Section (3)(d)(ii) be reduced other than pursuant to the conversion of this in accordance with its terms, and/or cancellation, or reverse stock split. If at any time while this Note remains outstanding, the Company does not have a sufficient number of authorized and unreserved Ordinary Shares to satisfy the obligation to reserve for the issuance the Required Reserve Amount, the Company will promptly take all corporate action necessary to propose to a meeting of its shareholders an increase of its authorized share capital necessary to meet the Company’s obligations pursuant to this Note, and cause its board of directors to recommend to the shareholders that they approve such proposal. If at any time the number of Ordinary Shares that remain available for issuance under the Exchange Cap is less than 100% of the maximum number of shares issuable upon conversion of this Note (assuming for purposes hereof that (x) the Note is convertible at the Conversion Price then in effect, and (y) any such conversion shall not take into account any limitations on the conversion of the Note), the Company will use commercially reasonable efforts to promptly call and hold a shareholder meeting for the purpose of seeking the approval of its shareholders as required by the applicable rules of the Principal Market, for issuances of shares in excess of the Exchange Cap. The Company covenants that, upon issuance in accordance with conversion of this Note in accordance with its terms, the Ordinary Shares, when issued, will be validly issued, fully paid and nonassessable.

(iii) Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section (2) herein for the Company’s failure to deliver certificates representing Ordinary Shares upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv) Legal Opinions. The Company is obligated to cause its legal counsel to deliver legal opinions to the Transfer Agent in connection with any legend removal upon the expiration of any holding period or other requirement for which the Underlying Shares may bear legends restricting the transfer thereof. To the extent that a legal opinion is not provided (either timely or at all), then, in addition to being an Event of Default hereunder, the Company agrees to reimburse the Holder for all reasonable costs incurred by the Holder in connection with any legal opinions paid for by the Holder in connection with the sale or transfer of the Underlying Ordinary Shares. The Holder shall notify the Company of any such costs and expenses it incurs that are referred to in this section from time to time and all amounts owed hereunder shall be paid by the Company with reasonable promptness.

(e) Adjustment of Conversion Price upon Subdivision or Combination of Ordinary Shares. If the Company, at any time while this Note is outstanding, shall (i) pay a stock dividend or otherwise make a distribution or distributions on shares of its Ordinary Shares or any other equity or equity equivalent securities payable in Ordinary Shares, (ii) subdivide outstanding Ordinary Shares into a larger number of shares, (iii) combine (including by way of reverse stock split) outstanding Ordinary Shares into a smaller number of shares, or (iv) issue by reclassification of Ordinary Shares any shares of capital stock of the Company, then the Fixed Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of Ordinary Shares outstanding after such event. Any adjustment made pursuant to this Section shall become effective, in the case of a dividend distribution, immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution or, in the case of a subdivision, combination or re-classification, and shall become effective immediately after the effective date of such subdivision, combination or re-classification.

(f) Adjustment of Conversion Price upon Issuance of Ordinary Shares. If the Company, at any time while this Note is outstanding, issues or sells any Ordinary Shares or Convertible Securities (other than shares issued or sold by the Company in connection with any Excluded Securities), for a consideration per share (the “New Issuance Price”) less than a price equal to the Fixed Price in effect immediately prior to such issue or sale (such price the “Applicable Price”) (the foregoing, a “Dilutive Issuance”), then immediately after such Dilutive Issuance the Fixed Price then in effect shall be reduced to an amount equal to the New Issuance Price. For the purposes hereof, if the Company in any manner issues or sells any Convertible Securities (other than shares issued or sold by the Company in connection with any Excluded Securities) and the lowest price per share for which one Ordinary Share is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such Ordinary Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Ordinary Share upon conversion or exchange or exercise of such Convertible Securities.

(g) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Ordinary Shares are entitled to receive securities or other assets with respect to or in exchange for Ordinary Shares (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Note, at the Holder’s option, (i) in addition to the Ordinary Shares receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such Ordinary Shares had such Ordinary Shares been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the Ordinary Shares otherwise receivable upon such conversion, such securities or other assets received by the holders of Ordinary Shares in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to Ordinary Shares) at a conversion rate for such consideration commensurate with the Conversion Price. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(h) Whenever the Conversion Price is adjusted pursuant to Section (3) hereof, the Company shall promptly provide the Holder with a written notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(i) In case of any (1) merger or consolidation of the Company or any Subsidiary of the Company with or into another Person, or (2) sale by the Company or any Subsidiary of the Company of more than one-half of the assets of the Company in one or a series of related transactions, a Holder shall have the right to ( (A) convert the aggregate amount of this Note then outstanding into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Ordinary Shares following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the Ordinary Shares into which such aggregate Principal amount of this Note could have been converted immediately prior to such merger, consolidation or sales would have been entitled, or (B) in the case of a merger or consolidation, require the surviving entity to issue to the Holder a convertible Note with a Principal amount equal to the aggregate Principal amount of this Note then held by such Holder, plus all accrued and unpaid interest and other amounts owing thereon, which such newly issued convertible Note shall have terms identical (including with respect to conversion) to the terms of this Note, and shall be entitled to all of the rights and privileges of the Holder of this Note set forth herein and the agreements pursuant to which this Note was issued. In the case of clause (B), the conversion price applicable for the newly issued shares of convertible preferred stock or convertible debentures shall be based upon the amount of securities, cash and property that each Ordinary Share would receive in such transaction and the Conversion Price in effect immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale or consolidation shall include such terms so as to continue to give the Holder the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

(4) REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section (4)(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder (along with any accrued and unpaid interest thereof) and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section (4)(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section (3)(b)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and substance and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section (4)(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section (4)(d)) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms hereof, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section (4)(a) or Section (4)(c), the Principal designated by the Holder which, when added to the Principal represented by the other new Note(s) issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of such new Note), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

(5) NOTICES .Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing by letter or electronic mail (“e-mail”) and will be deemed to have been delivered: upon the later of (A) either (i) receipt, when delivered personally or (ii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, as applicable and in each case, properly addressed to the party to receive the same and (B) receipt, when sent by e-mail. The addresses and e-mail addresses for such communications shall be:

If to the Company, to:	Jeffs Brands Ltd
7 Mezada Street Bnei Brak 5126112, Israel
Attn: Ronen Zalayet, CFO
Email: ronen@jeffsbrands.com

with a copy (which shall not constitute notice) to:	Meitar | Law Offices,
16 Abba Hillel Silver Rd.
Ramat Gan 5250608, Israel
Attn: Dr. Shachar Hadar, Adv.
E-mail: shacharh@meitar.com

If to the Holder:	L.I.A. Pure Capital Ltd.
20 Raoul Wallenberg Street Tel Aviv, 6971916, Israel
Attention: Kfir Zilberman
Email: kfir@shremzilberman.com

or at such other address and/or e-mail address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party in accordance with this Section at least three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (a) given by the recipient of such notice, consent, waiver or other communication, (b) electronically generated by the sender’s email service provider containing the time, date, recipient email address or (c) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by e-mail or receipt from a nationally recognized overnight delivery service in accordance with clause (A)(i), (A)(ii) or (B) above, respectively.

(6) Except as expressly provided herein, no provision of this Note shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the Principal of, and interest and other charges (if any) on, this Note at the time, place, and rate, and in the currency, herein prescribed. This Note is a direct obligation of the Company. As long as this Note is outstanding, the Company shall not and shall cause each of its Subsidiaries not to, without the consent of the Holder, (i) amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holder; (ii) repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Ordinary Shares or other equity securities; (iii) enter into any agreement with respect to any of the foregoing, or (iv) enter into any agreement, arrangement or transaction in or of which the terms thereof would restrict, materially delay, conflict with or impair the ability of the Company to perform its obligations under the this Note, including, without limitation, the obligation of the Company to make cash payments hereunder.

(7) This Note shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into Ordinary Shares in accordance with the terms hereof.

(8) CHOICE OF LAW. This Note and the rights and obligations of the Parties hereunder shall, in all respects, be governed by, and construed in accordance with, the laws (excluding the principles of conflict of laws) of the State of Israel, including all matters of construction, validity and performance. Any and all disputes arising out of or in connection with the execution, interpretation, performance, or non-performance of this Note, that are not resolved amicably and in good faith by the Parties, shall be resolved by the competent courts in Tel-Aviv, Israel.

(9) If the Company fails to strictly comply with the terms of this Note, then the Company shall reimburse the Holder promptly for all fees, costs and expenses, including, without limitation, attorneys’ fees and expenses incurred by the Holder in any action in connection with this Note, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations, (ii) collecting any sums which become due to the Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Holder.

(10) Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

(11) If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or imped the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such law has been enacted.

(12) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

“Amortization Event” shall mean (i) the Company has issued to the Holder, pursuant to the transactions contemplated in this Note, in excess of 99% of the Ordinary Shares available under the Exchange Cap, where applicable (an “Exchange Cap Event”), or (ii) any time after the Effectiveness Deadline, the Investor is unable to utilize a Registration Statement to resell Underlying Shares for a period of ten (10) consecutive Trading Days (a “Registration Event”) (the last day of each such occurrence, an “Amortization Event Date”).

“Amortization Principal Amount” shall have the meaning set forth in Section (1)(c).

“Applicable Price” shall have the meaning set forth in Section (3)(f).

“Bloomberg” means Bloomberg Financial Markets.

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

“Buy-In” shall have the meaning set forth in Section (3)(b)(ii).

“Buy-In Price” shall have the meaning set forth in Section (3)(b)(ii).

“Calendar Month” means one of the twelve months of the year.

“Closing Price” means the price per share in the last reported trade of the Ordinary Shares on a Principal Market or on the exchange which the Ordinary Shares are then listed as quoted by Bloomberg.

“Commission” means the United States Securities and Exchange Commission.

“Ordinary Shares” means the Company’s ordinary shares of the Company, no par value, and shares of any other class into which such shares may hereafter be changed or reclassified.

“Conversion Amount” means the portion of the Principal, Interest, or other amounts outstanding under this Note to be converted, redeemed or otherwise with respect to which this determination is being made.

“Conversion Date” shall have the meaning set forth in Section (3)(b)(i).

“Conversion Failure” shall have the meaning set forth in Section (3)(b)(ii).

“Conversion Notice” shall have the meaning set forth in Section (3)(b)(i).

“Conversion Price” means, as of any Conversion Date or other date of determination the lower of (i) $2.80984 (the “Fixed Price”), or (ii) 95% of the lowest daily VWAP during the 20 consecutive Trading Days immediately preceding the Conversion Date or other date of determination (the “Variable Price”). The Conversion Price shall be adjusted from time to time pursuant to the other terms and conditions of this Note.

“Convertible Securities” means any stock or securities directly or indirectly convertible into or exercisable or exchangeable for Ordinary Shares.

“Dilutive Issuance” shall have the meaning set forth in Section (3)(f).

“Equity Incentive Plan” means any employee benefit plan or share incentive plan which has been approved or will be approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

“Effectiveness Deadline” means the date which is the earlier of (x) (i) in the event that the Registration Statement is not subject to a full review by the Commission, sixty (60) calendar days after the Issuance Date or (ii) in the event that the Registration Statement is subject to a full review by the Commission or in the event that the Company is notified by the Commission to refile the Registration Statement on Form F-1, ninety (90) calendar days after the Issuance Date and (y) the fifth (5th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be reviewed or will not be subject to further review; provided, however, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Securities” means any Ordinary Shares issued or issuable or deemed to be issued by the Company: (i) under any Equity Incentive Plan, (ii) upon conversion of any securities issued or issuable pursuant to this Note or the warrant to purchase Ordinary Shares issued by the Company to the Holder in connection with this Note (the “Holder Warrant”); (iii) upon conversion, exercise or exchange of any Options or Convertible Securities which are outstanding on the day immediately preceding the date of this Note; provided, that such issuance of Ordinary Shares upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on such date and such Options or Convertible Securities are not amended, modified or changed on or after such date, or (iv) upon a stock split, reverse stock split, distribution of bonus shares, combination or other recapitalization events.

“Filing Deadline” means the date which is thirty (30) Trading Days after the Issuance Date.

“Fundamental Transaction” means any of the following: (1) the Company effects any merger or consolidation of the Company with or into another Person and the Company is the non-surviving company (other than a merger or consolidation with a wholly owned Subsidiary of the Company for the purpose of redomiciling the Company), (2) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Company effects any reclassification of the Ordinary Shares or any compulsory share exchange pursuant to which the all of the outstanding Ordinary Shares are effectively converted into or exchanged for other securities, cash or property.

“New Issuance Price” shall have the meaning set forth in Section (3)(f).

“Payment Premium” means 10% of the Principal amount being paid.

“Periodic Reports” shall mean all of the Company’s reports required to be filed by the Company with the Commission under applicable laws and regulations, including annual reports (on Form 20-F), for so long as any amounts are outstanding under this Note; provided that all such Periodic Reports shall include, when filed, all information, financial statements, audit reports (when applicable) and other information required to be included in such Periodic Reports in compliance with all applicable laws and regulations.

“Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Principal Market” means any of The New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, and any successor to any of the foregoing markets or exchanges.

“Registration Statement” means a registration statement or registration statements of the Company filed under the Securities Act covering the resale of the Underlying Shares.

“Required Registration Amount” means the sum of (i) the maximum number of Ordinary Shares issuable pursuant to the Holder’s Warrant and (ii) the maximum number of issuable upon conversion of this Note or as payment of interest in accordance with the terms hereof, as to be determined based on the Company’s good faith estimate, without regard to any limitations on the exercise of the Holder’s Warrant or this Note.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section (3)(b)(i).

“Subsidiary” shall mean any Person in which the Company, directly or indirectly, (x) owns a majority of the outstanding capital stock or holds a majority of the equity or similar interest of such Person or (y) controls or operates all or substantially all of the business, operations or administration of such Person, and the foregoing are collectively referred to herein as “Subsidiaries.”

“Trading Day” means a day on which the Ordinary Shares are quoted or traded on a Principal Market on which the Ordinary Shares are then quoted or listed; provided, that in the event that the Ordinary Shares are not listed or quoted, then Trading Day shall mean a Business Day.

“Underlying Shares” means the Ordinary Shares issuable upon conversion of this Note or as payment of interest in accordance with the terms hereof and the Ordinary issuable upon conversion of the Holder’s Warrant.

“VWAP” means, for any Trading Day, the daily volume weighted average price of the Ordinary Shares for such Trading Day on the Principal Market during regular trading hours as reported by Bloomberg L.P.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Holder have caused this Convertible Promissory Note to be duly executed by their duly authorized officers as of the date set forth above.

COMPANY:

JEFFS BRANDS LTD

By:	/s/ Oz Adler
Name:	Oz Adler
Title:	Chairman

By:	/s/ Ronen Zalayet
Name:	Ronen Zalayet
Title:	Chief Financial Officer

HOLDER:

L.IA. PURE CAPITAL LTD.

By:	/s/ Kfir Zilberman
Name:	Kfir Zilberman
Title:

EXHIBIT I
CONVERSION NOTICE

(To be executed by the Holder in order to Convert the Note)

TO: JEFFS BRANDS LTD

Via Email:

The undersigned hereby irrevocably elects to convert a portion of the outstanding and unpaid Conversion Amount of Note No. JFBR-1 into Ordinary Shares of Jeffs Brands Ltd, according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:
Principal Amount to be Converted:
Accrued Interest to be Converted:
Total Conversion Amount to be converted:
Fixed Price:
Variable Price:
Applicable Conversion Price:
Number of Ordinary Shares to be issued:

Please issue the Ordinary Shares in the following name and deliver them to the following account:

Issue to:
Broker DTC Participant Code:
Account Number:

Authorized Signature:
Name:
Title: